FORM 11-K

                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549




                               ANNUAL REPORT

                     Pursuant to Section 15(d) of the
                      Securities Exchange Act of 1934


                For the fiscal year ended December 31, 1993


                         FLEXIBLE SAVINGS PLAN OF
                     CARPENTER TECHNOLOGY CORPORATION
                         (Full title of the plan)


                     CARPENTER TECHNOLOGY CORPORATION
                  (Name of issuer of the securities held
                           pursuant to the plan)




                           101 West Bern Street
                       Reading, Pennsylvania  19601
                      (Address of principal executive
                           office of the issuer)



                             Filed on Form SE

                  1. Independent Public Accountants Report
                  2. Financial Statements
                  3. Consent of Independent Public Accountants

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                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, Carpenter Technology Corporation has duly caused this annual report to be signed by the undersigned thereunto duly authorized.

                              FLEXIBLE SAVINGS PLAN OF
                              CARPENTER TECHNOLOGY CORPORATION
                              (name of Plan)




Date   June 27, 1994       By s/G. Walton Cottrell
     --------------------     ----------------------------------
                              G. Walton Cottrell
                              Senior Vice President - Finance and
                              Chief Financial Officer
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